Exhibit 4.2

FIRST LIEN SECURITY AGREEMENT

dated as of April 22, 2005

among

ZIFF DAVIS MEDIA INC.,

each Guarantor and

the other Grantors party hereto from time to time

and

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Trustee

TABLE OF CONTENTS

PAGE
Section 1. DEFINITIONS	2

Section 2. GRANT OF SECURITY	9

Section 3. SECURITY FOR OBLIGATIONS	10

Section 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS	11

Section 5. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES	19

Section 6. COLLATERAL TRUSTEE APPOINTED ATTORNEY-IN-FACT, IRREVOCABLE POWER OF ATTORNEY	21

Section 7. REMEDIES	22

Section 8. COLLATERAL TRUSTEE	25

Section 9. CONTINUING SECURITY INTEREST; TRANSFER OF FIRST LIEN OBLIGATIONS	27

Section 10. STANDARD OF CARE; COLLATERAL TRUSTEE MAY PERFORM	28

Section 11. INDEMNITY AND EXPENSES	28

Section 12. MISCELLANEOUS	29

SCHEDULE I – GENERAL INFORMATION
SCHEDULE II – LOCATION OF INVENTORY AND EQUIPMENT
SCHEDULE III – INVESTMENT RELATED PROPERTY
SCHEDULE IV – MATERIAL CONTRACTS
SCHEDULE V – LETTERS OF CREDIT
SCHEDULE VI – INTELLECTUAL PROPERTY
SCHEDULE VII – COMMERCIAL TORT CLAIMS

EXHIBIT A – PLEDGE SUPPLEMENT

EXHIBIT B – JOINDER AGREEMENT

  i

          This FIRST LIEN SECURITY AGREEMENT, dated as of April 22, 2005 (as amended or otherwise modified from time to time, this “Agreement”), between each of ZIFF DAVIS MEDIA INC. (the “Company,” each of the Guarantors listed on the signature pages hereof and any other Person that executes a Joinder Agreement each, a “Grantor” and collectively, the “Grantors”), and U.S. BANK NATIONAL ASSOCIATION acting in the capacity of Collateral Trustee for the benefit of the Secured Parties (as defined in the Collateral Trust Agreement referred to below), together with its successors and assigns (in such capacity, the “Collateral Trustee”).

RECITALS:

          WHEREAS, reference is made to that certain Indenture, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Indenture”) among the Company, the other Grantors party thereto from time to time and U.S. Bank National Association, as trustee (in such capacity and together with its successors in such capacity, the “Trustee”) pursuant to which the Company intends to issue Senior Secured Floating Rate Notes due 2012 (including any related exchange notes, the “Notes”) in an aggregate principal amount of $205,000,000.

          WHEREAS, pursuant to the Indenture, the Grantors (other than the Company) will guarantee payment of the Notes and all other Secured Obligations (as defined in the Collateral Trust Agreement referred to below).

          WHEREAS, the Grantors may, from time to time, incur additional future Secured Debt and any Hedging Obligations related thereto (as defined in the Collateral Trust Agreement referred to below) in an amount not to exceed $[        ] outstanding at any time that will, subject to the terms and conditions of the Indenture, be secured on a first priority basis or a second priority basis, as the case may be.

          WHEREAS, the Indenture contemplates that, when issued, the Notes and all other First Lien Obligations, will be secured Equally and Ratably (as defined in the Collateral Trust Agreement) with other future First Lien Obligations (as defined in the Collateral Trust Agreement), by Liens on all present and future Collateral (as defined herein).

          WHEREAS, in order to cause the First Priority Liens (as defined in the Collateral Trust Agreement referred to below) encumbering the Collateral and created herein to secure Equally and Ratably, the First Lien Obligations (as defined in the Collateral Trust Agreement referred to below) and all other future First Lien Obligations, the Company and the other Grantors will enter into a collateral trust arrangement pursuant to the Collateral Trust Agreement, dated as of the date hereof (as amended or otherwise modified from time to time, the “Collateral Trust Agreement”), among the Grantors, the Trustee, the other Secured Debt Representatives (as defined in the Collateral Trust Agreement referred to below) party thereto from time to time and the Collateral Trustee.

          WHEREAS, in order to cause any Second Priority Liens (as defined in the Collateral Trust Agreement referred to below) encumbering the Collateral to secure Equally and Ratably any future Second Lien Obligations (as defined in the Collateral Trust Agreement referred to below), the Company and the other Grantors will enter into a collateral trust arrangement pursuant to the Collateral Trust Agreement and a pledge and security agreement on substantially the same terms and conditions as this Agreement and granting to the Collateral Trustee for the benefits of the holders of Second Lien Obligations a second priority security interest in the Collateral, among the Grantors, the Trustee, the other Secured Debt Representatives party thereto from time to time and the Collateral Trustee.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Trustee agree as follows:

          Section 1.    DEFINITIONS

          (a)    General Definitions. In this Agreement, the following terms shall have the following meanings:

          “Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

          “Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

          “Agreement” shall have the meaning set forth in the preamble.

          “Authenticate” shall mean “authenticate” as defined in Article 9 of the UCC.

          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

          “Capital Stock” shall have the meaning set forth in the Indenture.

          “Cash Proceeds” shall mean all proceeds of any Collateral consisting of cash, checks and other near-cash items.

          “Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in the UCC.

          “Closing Date” shall mean the date of the Indenture.

          “Collateral” shall have the meaning set forth in Section 2.1 hereof.

          “Collateral Trust Agreement” shall have the meaning set forth in the recitals.

          “Collateral Trustee” shall have the meaning set forth in the preamble.

          “Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

          “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

          “Commercial Tort Claims” shall mean all “commercial tort claims” as defined in the UCC, including, without limitation, all commercial tort claims listed and described with specification on Schedule VII hereto (as such Schedule may be amended or supplemented from time to time).

          “Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule III hereto under the heading “Commodities Accounts” (as such Schedule may be amended or supplemented from time to time).

          “Copyright Licenses” shall mean any and all agreements granting any right in, to or under Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule VI(B) (as such Schedule may be amended or supplemented from time to time).

          “Copyrights” shall mean all United States, state and foreign copyrights, including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. §901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications for any of the foregoing including, without limitation, the registrations and applications referred to in Schedule VI(A) (as such Schedule may be amended or supplemented from time to time), all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

          “Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule III hereto under the heading “Deposit Accounts” (as such Schedule may be amended or supplemented from time to time).

          “Documents” shall mean all “documents” as defined in Article 9 of the UCC.

          “Documents Evidencing Goods” shall mean all Documents evidencing, representing or issued in connection with Goods.

          “Equipment” shall mean: (i) all “equipment” as defined in the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, and tools (in each case, regardless of whether characterized as equipment under the UCC), (iii) all Fixtures and (iv) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          “Event of Default” shall have the meaning assigned in the Indenture.

          “Excluded Collateral” shall have the meaning assigned in Section 2(b).

          “Fixtures” shall mean all “fixtures” as defined in Article 9 of the UCC.

          “General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all contracts, all tax refunds and all licenses, permits, concessions and authorizations, (in each case, regardless of whether characterized as general intangibles under the UCC).

          “Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory, Equipment, Documents Evidencing Goods and Software Embedded In Goods.

          “ Guarantors “ means each of :

     (1) Ziff Davis Publishing Holdings Inc., Ziff Davis Publishing Inc., Ziff Davis Development Inc. and Ziff Davis Internet Inc; and

     (2) any other Domestic Subsidiary of Ziff Davis that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

          “Indemnitee” shall mean the Collateral Trustee, and its Affiliates’ officers, partners, directors, trustees, employees, agents.

          “Indenture” shall have the meaning set forth in the recitals.

          “Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

          “Insurance” shall mean: (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Trustee is the loss payee thereof) and (ii) any key man life insurance policies.

          “Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

          “Intellectual Property Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses, and Trade Secret Licenses.

          “Inventory” shall mean: (i) all “inventory” as defined in the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in the Grantor’s business; all goods in which the Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by the Grantor, and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

          “Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

          “Investment Related Property” shall mean: (a) all “investment property” (as such term is defined in Article 9 of the UCC) and (b) all of the following (regardless of whether classified as investment property under the UCC): all (i) Pledged Debt, (ii) the Investment Accounts and (iii) Certificates of Deposit.

          “Joinder Agreement” means an agreement in the substantially the form of Exhibit B hereto whereby an additional person becomes a Grantor hereunder as required by the Indenture or any other Secured Debt Document.

          “Letter of Credit Right” shall mean “letter-of-credit right” as defined in the UCC.

          “Lien” shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other Title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          “Material Adverse Effect” shall mean a material adverse effect on (i) the properties or assets of Grantor and its subsidiaries taken as a whole; (ii) the ability of the Grantor to fully and timely perform its Secured Obligations; (iii) the legality, validity, binding effect or enforceability against the Grantor of a Transaction Document to which it is a party; or (iv) the rights, remedies and benefits, taken as a whole, available to, or conferred upon, any agent and Collateral Trustee under any Secured Obligation.

          “Material Contract” shall mean any contract or other arrangement to which any Grantor is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

          “Money” shall mean “money” as defined in the UCC.

          “Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purport to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 9-409 of the UCC).

          “Patent Licenses” shall mean all agreements granting any right in, to, or under Patents (whether such Grantor is licensee or licensor thereunder) including without limitation, each agreement referred to in Schedule VI(D) hereto (as such Schedule may be amended or supplemented from time to time).

          “Patents” shall mean all United States, state and foreign patents and applications for letters patent, including, but not limited to, each patent and patent application referred to in Schedule VI(C) hereto (as such Schedule may be amended or supplemented from time to time), all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, the right to sue for past, present and future infringements of any of the foregoing and all proceeds of the foregoing including, without limitation, royalties, income, payments, claims, damages, and proceeds of suit.

          “Payment Intangible” shall have the meaning specified in Article 9 of the UCC.

          “Permitted Lien” shall have the meaning assigned to such term in the Indenture or other Secured Debt Document.

          “Permitted Sale” shall mean those sales, transfers or assignments permitted by the Indenture and the other Secured Debt Document.

          “Person” shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

          “Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor, evidenced by any instrument or promissory note, including, without limitation, all indebtedness described on Schedule III hereto under the heading “Pledged Debt” (as such Schedule may be amended or supplemented from time to time).

          “Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

          “Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) Instruments and (v) to the extent not otherwise covered above, all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

          “Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

          “Record” shall have the meaning specified in the UCC.

          “Registered Organization” shall mean an organization organized solely under the law of a single State or the United States and as to which the State or the United States must maintain a public record showing the organization to have been organized.

          “Representation Date” shall mean each of (i) the date hereof and (ii) each day on which a First Lien Secured Debt is incurred or issued.

          “Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          “Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule III hereto under the heading “Securities Accounts” (as such Schedule may be amended or supplemented from time to time).

          “Software Embedded in Goods” means, with respect to any Goods, any computer program embedded in Goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the Goods in such a manner that it customarily is considered part of the Goods or (ii) by becoming the owner of the Goods a person acquires a right to use the program in connection with the Goods.

          “State” shall mean a State of the United States, the District of Columbia, Puerto Rico, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States.

          “Supporting Obligation” shall mean all “supporting obligations” as defined in the UCC.

          “Trade Secret Licenses” shall mean any and all agreements granting any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule VI(G) hereto (as such Schedule may be amended or supplemented from time to time).

          “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how (all of the foregoing being collectively called a “Trade Secret”), whether or not reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, royalties, income, payments, claims, damages, and proceeds of suit.

          “Trademark Licenses” shall mean any and all agreements granting any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule VI(F) hereto (as such Schedule may be amended or supplemented from time to time).

          “Trademarks” shall mean all United States, state and foreign trademarks, service marks, certification marks, collective marks, trade names, corporate names, d/b/as, business names, fictitious business names, internet domain names, trade styles, logos, other source or business identifiers, designs and general intangibles of a like nature, rights of publicity and privacy pertaining to the right to use names likeness and biographical data as real, all registrations and applications for any of the foregoing including, but not limited to, the registrations and applications referred to in Schedule VI(E) hereto (as such Schedule may be amended or supplemented from time to time), the goodwill of the business symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, royalties, income, payments, claims, damages, and proceeds of suit.

          “Trustee” shall have the meaning set forth in the recitals.

          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

          (b)    Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Collateral Trust Agreement or, if not defined therein, in the UCC. With respect to terms defined in more than one article of the UCC, unless otherwise specified such terms shall have the meaning specified in Article 9 of the UCC. References to “Sections,” “Exhibits” “Annexes” and “Schedules” shall be to Sections, Exhibits, Annexes and Schedules, as the case may be, of this Agreement (as such Sections, Exhibits, Annexes and Schedules may be amended or supplemented from time to time in accordance with the terms of this Agreement), unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Collateral Trust Agreement, the Collateral Trust Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

          Section 2.    GRANT OF SECURITY

          (a)    Grant of Security. Each Grantor hereby grants to the Collateral Trustee for the benefit of the holders of the First Lien Obligations a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”, as defined in Section 1.1):

          (1) Documents;

          (2) General Intangibles;

          (3) Goods (including, without limitation, Documents Representing Goods and Software Embedded in Goods);

          (4) Insurance;

          (5) Intellectual Property;

          (6) Investment Related Property (including, without limitation, Deposit Accounts);

          (7) Letter of Credit Rights and letters of credit;

          (8) Money;

          (9) Receivables and Receivable Records;

          (10) Commercial Tort Claims;

          (11) to the extent not otherwise included above, Material Contracts, motor vehicles, choses in action and all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

          (12) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

          (b)    Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.1 hereof attach to nor shall “Collateral” include: (a) any lease, license, contract, property right or agreement to which Ziff Davis or any other Grantor is a party or bound or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the security documents will constitute or result in a breach, forfeiture, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the security documents, immediately and automatically, at such time as such consequences will no longer result; (b) real property owned by Ziff Davis or any other Pledgor that has a Fair Market Value not exceeding $5.0 million in the aggregate, or any real property leased by Ziff Davis or any other Pledgor; (c) all “securities” of any of Ziff Davis’s “affiliates” (as the terms “securities” and “affiliates” are used in Rule 3-16 of Regulation S-X under the Securities Act); (d) any other property or assets in which a Lien cannot be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction, so long as the aggregate Fair Market Value of all such property and assets does not at any one time exceed $10.0 million or, if greater, 5.0% of the aggregate Fair Market Value of all properties and assets of Ziff Davis and the other Grantors; and (e) any application to register a Trademark prior to the filing under applicable law of a verified statement of use (or the equivalent) for such Trademark, to the extent the creation of a security interest in such Trademark, or the grant of a mortgage on such Trademark, would void or invalidate such Trademark; provided that any such application to register a Trademark shall be an Excluded Collateral only until the filing under applicable law of a verified statement of use (or the equivalent) for such Trademark (collectively, assets described in clauses (a)-(d) above, the “Excluded Collateral”).

          (c)    Notwithstanding anything to the contrary contained herein, no Grantor shall be required to take any action that would be required herein with respect to any property constituting Excluded Collateral and none of the representations and warranties contained herein shall be deemed to apply to any property constituting Excluded Collateral.

          Section 3.    SECURITY FOR OBLIGATIONS.

          (a)    Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all First Lien Obligations.

          (b)    Continuing Liability under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Trustee or any Secured Party and (ii) each Grantor shall remain liable under each of the agreements, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Trustee nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Trustee nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, (iii) the exercise by the Collateral Trustee of any of its rights hereunder shall not release the Grant from any of its duties or obligations under the contracts and agreements included in the Collateral.

               Section 4.    REPRESENTATIONS AND WARRANTIES AND COVENANTS.

               (a)    Generally.

          (i) Representations and Warranties. Each Grantor hereby represents and warrants, on each Representation Date, that:

          (1) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or claims of all other Persons other than Permitted Liens, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person;

          (2) such Grantor has been duly organized as the type of entity listed on Schedule I(a) hereof opposite its name under the laws of the jurisdiction listed on Schedule I(a) hereof opposite its name and remains duly existing as such. Such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction.

          (3) the execution and delivery of this Agreement by such Grantor and the performance by it of its obligations under this Agreement are within its corporate or other powers and have been duly authorized by all necessary corporate or other action;

          (4) (A) upon the filing of UCC financing statements naming each Grantor as debtor and the Collateral Trustee as secured party and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule I(E) hereof (as such Schedule may be amended or supplemented from time to time) and other filings delivered by each Grantor, (B) upon recordation of the security interests granted to the Collateral Trustee hereunder in Intellectual Property in the applicable United States Patent and Trademark Office and the United States Copyright Office, the

security interests with respect to Collateral that can be perfected by filing a UCC Financing Statement or a filing in the United States Patent and Trademark Office or the United States Copyright Office granted to the Collateral Trustee hereunder constitute valid and perfected first priority Liens (subject in the case of priority only to Permitted Liens);

          (5) other than the financing statements filed in favor of the Collateral Trustee, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Collateral Trustee for filing and (y) financing statements filed in connection with Permitted Liens;

          (6) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the grant by the Grantor of the Liens purported to be created in favor of the Collateral Trustee hereunder or (ii) the exercise by Collateral Trustee of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (4) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities and as may be required under federal laws pertaining to Intellectual Property;

          (7) except with respect to any Intellectual Property, all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Collateral Trustee of the rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained;

          (8) it has indicated on Schedule I(A) hereto (as such Schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number, if any, and (z) the jurisdiction where the chief executive office or its sole place of business is (or if such Grantor is a natural person principal residence and principal place of business), and for the one-year period preceding the date hereof has been, located.

          (9) the full legal name of such Grantor is as set forth on Schedule I(A) and, as of the date hereof, it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule I(B) (as such Schedule may be amended or supplemented from time to time);

          (10) except as provided on Schedule I(C), it has not changed its name, jurisdiction of organization, and as of the date hereof it has not changed its, chief executive office or sole place of business (or, if such Grantor is a natural person, principal residence or principal place of business) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

          (11) such Grantor has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule I(D) hereof (as such Schedule may be amended or supplemented from time to time);

          (12) with respect to each agreement identified on Schedule I(D), it has indicated on Schedule I(A) and Schedule I(B) the information required pursuant to Section I(a)(iii) and (iv) with respect to the Grantor under each such agreement;

          (13) all information supplied by each Grantor with respect to any of the Collateral (taken as a whole) is accurate and complete in all material respects; and

          (14) none of the Collateral in the aggregate value of $10,000 or more constitutes, or is the Proceeds of, “farm products” (as defined in the UCC).

          (ii) Covenants and Agreements. The Grantor hereby covenants and agrees that:

          (1) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

          (2) without limiting any prohibitions or restrictions on mergers in the Indenture, it shall not change such Grantor’s legal name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Collateral Trustee in writing at least thirty (30) days prior to any such change or establishment, identifying such new proposed legal name, identity, corporate structure, office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Trustee may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Trustee’s security interest in the Collateral granted or intended to be granted and agreed to hereby;

          (3) upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Trustee in writing of any event that may materially and adversely affect the value of any material portion of the Collateral, the ability of the Grantor or the Collateral Trustee to dispose of a material portion of the Collateral, the rights and remedies of the Collateral Trustee in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any material portion thereof;

          (4) it shall not take or permit any action which could impair the Collateral Trustee’s rights except that no action permitted to be taken under any Secured Debt Document shall be deemed to violate this clause (4) in the Collateral; and

               (b)    Equipment and Inventory.

          (i) Representations and Warranties. The Grantor represents and warrants, on each Representation Date, that:

          (1) as of the date hereof, all of the Equipment and Inventory included in the Collateral is kept for the past five (5) years only at the locations specified in Schedule II hereto (as such Schedule may be amended or supplemented from time to time); and

          (2) none of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor.

          (ii) Covenants and Agreements. The Grantor covenants and agrees that:

          (1) it shall not deliver any Document Evidencing any Goods to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Trustee;

               (c)    Receivables.

          (i) Covenants and Agreements: The Grantor hereby covenants and agrees that:

          (1) it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables in accordance with GAAP;

          (2) it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a Material Adverse Effect. Other than in the ordinary course of business, and except as otherwise provided in subsection (4) below, following an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

          (3) it shall mark conspicuously, in form and manner reasonably satisfactory to the Collateral Trustee, all Chattel Paper and Instruments (other than items to be deposited for collection) representing debt with a Fair Market Value of $100,000 (other than any delivered to the Collateral Trustee as provided herein;

          (4) except as otherwise provided in this subsection, each Grantor shall continue to collect all material amounts due (subject to paragraph 2 above) or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right (except to the extent such failure would not reasonably be expected to cause a Material Adverse Effect) it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense. At any time following the occurrence and during the continuation of an Event of Default and the Collateral Trustee notifies the Grantors as provided in the Indenture, the Collateral Trustee may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Trustee; (2) notify, or require the Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Trustee; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Trustee notifies the Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Trustee if required, in an account maintained under the sole dominion and control of the Collateral Trustee, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Trustee hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and

               (d)    Pledged Equity Interests and Pledged Debt

          (i) Representations and Warranties. The Grantor hereby represents and warrants, on each Representation Date, that:

          (1) Schedule III hereto (as such Schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by the applicable Grantor;

          (ii) Covenants and Agreements. The Grantor hereby covenants and agrees that:

          (1) it shall notify the Collateral Trustee of any default under any Pledged Debt that has caused, either in any case or in the aggregate, a Material Adverse Effect; and

          (iii) Delivery and Control of Pledged Debt. With respect to any Pledged Debt in excess of $100,000 individually or $1,000,000 in the aggregate that is evidenced by, or constitutes Pledged Debt, the Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Trustee (or its agent or designee) appropriately indorsed to the Collateral Trustee or indorsed in blank: (a) with respect to any such Pledged Debt in existence on the date hereof, on or prior to the date hereof and (b) with respect to any such Pledged Debt hereafter arising, within ten (10) days of such Grantor acquiring rights therein.

               (e)    Intellectual Property.

          (i) Representations and Warranties. Except as disclosed in Schedule VI(H) (as such Schedule may be amended or supplemented from time to time), the applicable Grantor hereby represents and warrants, on each Representation Date, that:

          (1) Schedule VI (as such Schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United States and foreign issued Patents and applications for Patents owned by such Grantor, all United States, state and foreign registrations of, and applications for, Trademarks owned by such Grantor, and all United States and foreign registrations of, and applications for, Copyrights owned by such Grantor and (ii) all Patent Licenses, Trademark Licenses and Copyright Licenses granting rights in any Patents, Trademarks or Copyrights owned by such Grantor and any other Patent Licenses, Trademark Licenses and Copyright Licenses that are material to the business of such Grantor (expressly excluding, without limitation, (i) licenses for commercially available software with a per-license cost, or annual license fee of, less than $1,000 and (ii) shrink-wrap and click-through licenses);

          (2) it is the owner of record of all of its respective Patents set forth in Schedule VI(C), all of its respective Trademarks set forth in Schedule VI(E), and all of its respective Copyrights set forth in Schedule VI(A);

          (3) it is the sole and exclusive owner of the entire right, title, and interest in and to all of its respective Patents set forth in Schedule VI(C), all of its respective Trademarks set forth in Schedule VI(E), and all of its respective Copyrights set forth in Schedule VI(A) (as such Schedules may be amended or supplemented from time to time), and, to the knowledge of Grantor, owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, except for Permitted Liens set forth on Schedules VI(B), (D), (F) and (G) (as each may be amended or supplemented from time to time);

          (4) none of the Intellectual Property owned by Grantor that is material to Grantor’s business (“Material Intellectual Property”), and to Grantor’s knowledge, licensed to Grantor has been adjudged invalid or unenforceable, in whole or in part and, subject to the exercise of Grantor’s reasonable business judgment, Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks it owns in full force and effect;

          (5) no action or proceeding before any court or administrative authority has been filed, or to the knowledge of Grantor, is threatened, against Grantor challenging such Grantor’s right to register, the validity of, or such Grantor’s rights in any Material Intellectual Property;

          (6) to the knowledge of Grantor, the conduct of such Grantor’s business does not infringe upon any trademark, patent, copyright, trade secret or similar intellectual property right owned or controlled by a third party, and no claim is pending, or to Grantor’s knowledge, threatened, has been made that the conduct of such Grantor’s business or the use of any Intellectual Property owned or used by Grantor violates any such rights of any third party;

          (7) to the knowledge of Grantor, no third party is infringing upon any Material Intellectual Property;

          (8) to the knowledge of Grantor, there is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property of the Grantor, other than in favor of the Collateral Trustee; and

          (9) with respect to each material Intellectual Property License: (i) such license is valid and binding and in full force and effect; (ii) such Grantor has not received any notice of termination or cancellation under such license; (iii) such Grantor has not received any notice of a breach or default under such license, which breach or default has not been cured; and (iv) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license..

          (ii) Covenants and Agreements. each Grantor hereby covenants and agrees as follows:

          (1) except for Intellectual Property that is not in use or has negligible value, and otherwise subject to Grantor’s exercise of its reasonable business judgment, Grantor shall not do any act or omit to do any act whereby any of the Material Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

          (2) except for copyrights of negligible value, and otherwise subject to Grantor’s exercise of its reasonable business judgment, Grantor shall, within ninety (90) days of the creation or acquisition of any Copyrightable work that is material to the business of Grantor, apply to register the Copyright in such work in the United States Copyright Office;

          (3) it shall promptly notify the Collateral Trustee if it knows or has reason to know that any item of the Material Intellectual Property has become or may reasonably be expected to imminently become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, and state registry;

          (4) except with respect to Intellectual Property that is no longer in use or is of negligible value, and otherwise subject to Grantor’s exercise of its reasonable business judgment, it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and that is now or shall become included in the Material Intellectual Property including, but not limited to, those items on Schedule VI(E), (C) and (A) (as each may be amended or supplemented from time to time);

          (5) in the event that any Material Intellectual Property is infringed, misappropriated, or diluted by a third party, subject to Grantor’s exercise of its reasonable business judgment, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, or dilution to protect its exclusive rights in such Material Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;

          (6) it shall promptly (but in any event within thirty (30) days) report to the Collateral Trustee (i) the filing of any application to register any Intellectual Property whether it owns in whole or in part or, to the knowledge of Grantor, that it is exclusively licensing from a third party with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensor, licensee, or designee thereof), (ii) the registration of any such Intellectual Property by any such office, or (iii) the acquisition of any application or registration of Intellectual Property and, in each case, shall execute and deliver to the Collateral Trustee a completed Pledge Supplement, substantially in the form of Annex A attached hereto, together with all Supplements to Schedules thereto or a signed counterpart of a Trademark Security Agreement, Patent Security Agreement, or Copyright Security Agreement substantially in the form of Annexes B, C, and D, as applicable together with all supplements to the schedules thereto;

          (7) except with the prior consent of the Collateral Trustee or as permitted under the Secured Debt Documents, each Grantor shall not execute, and there will not be on file in any public office, any effective financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of the Collateral Trustee and each Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property, except for the Permitted Liens and the

Lien created by and under this Security Agreement and the other Transaction Documents; and

     (8) to the extent required by law, it shall use commercially reasonable efforts to use proper statutory notice in connection with its use of any of the Material Intellectual Property.

     (f)    Commercial Tort Claims

    (i) Representations and Warranties. each Grantor hereby represents and warrants, on each Representation Date, that Schedule VII (as such Schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor in excess of $500,000 individually or $1,000,000 in the aggregate; and

     (1) Covenants and Agreements. each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim in excess of $100,000 individually or $1,000,000 in the aggregate hereafter arising it shall deliver to the Collateral Trustee a completed Pledge Supplement, substantially in the form of Annex A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

     Section 5.    ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES.

     (a)    Access; Right of Inspection. The Collateral Trustee, at its own cost, shall at all times, after reasonable notice, have full and free access during normal business hours to all the books, correspondence and records of each Grantor, and the Collateral Trustee and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Collateral Trustee, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Trustee and its representatives shall at all times also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

     (b)    Further Assurances.

     (i) each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly Authenticate, execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Trustee may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral, provided, however, that this shall not require delivery or control of any Collateral for which delivery or control is not otherwise expressly required hereunder. Without limiting the generality of the foregoing, each Grantor shall:

     (1) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Trustee may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

     (2) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State;

     (3) at any reasonable time, upon reasonable request by the Collateral Trustee, exhibit the Collateral to and allow inspection of the Collateral by the Collateral Trustee, or persons designated by the Collateral Trustee; and

     (4) at the Collateral Trustee’s reasonable request, appear in and defend any action or proceeding that may affect the Collateral Trustee’s security interest in all or any part of the Collateral.

    (ii) Each Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Collateral Trustee may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Trustee herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Trustee may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Trustee herein, including, without limitation, describing such property as “all assets,” “all personal property, whether now owned or hereafter acquired” or “this financing statement covers all assets of the Grantor, whether now existing or hereafter arising.” Each Grantor shall furnish to the Collateral Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Trustee may reasonably request, all in reasonable detail.

    (iii) each Grantor hereby authorizes the Collateral Trustee to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule VI hereto (as such Schedule may be amended or supplemented from time to time) to include reference to any right, Title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof.

     Section 6.    COLLATERAL TRUSTEE APPOINTED ATTORNEY-IN-FACT, IRREVOCABLE POWER OF ATTORNEY.Each grantor hereby irrevocably appoints the Collateral Trustee (such appointment being coupled with an interest) as such grantor’s attorney-in-fact, with full authority in the place and stead of such grantor and in the name of such grantor, the Collateral Trustee or otherwise, from time to time in the Collateral Trustee’s discretion to take any action and to execute any instrument that the Collateral Trustee may deem reasonably necessary or advisable to accomplish the purposes of this agreement, including, without limitation, the following:

     (i) upon the occurrence and during the continuance of any Event of Default, upon one business day’s notice, or if necessary in the Collateral Trustee’s reasonable judgment to protect the Collateral, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Trustee pursuant to the Transaction Documents;

     (ii) upon the occurrence and during the continuance of any Event of Default, upon one business day’s notice, or if necessary in the Collateral Trustee’s reasonable judgment to protect the Collateral, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

     (iii) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

     (iv) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Trustee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Trustee with respect to any of the Collateral;

     (v) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as assignor;

     (vi) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Trustee in its sole discretion, any such payments made by the Collateral Trustee to become obligations of such Grantor to the Collateral Trustee, due and payable immediately without demand; and

     (vii) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Trustee were the absolute owner thereof for all purposes, and to do, at the Collateral Trustee’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Trustee deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Trustee’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

     Section 7.    REMEDIES.

     (a)    Generally.

    (i) If any Event of Default shall have occurred and be continuing, the Collateral Trustee may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Trustee on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any First Lien Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

     (1) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Trustee forthwith, assemble all or part of the Collateral as directed by the Collateral Trustee and make it available to the Collateral Trustee at a place to be designated by the Collateral Trustee that is reasonably convenient to both parties;

     (2) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

     (3) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Trustee deems appropriate;

     (4) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Trustee’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Trustee may deem commercially reasonable; and

    (ii) The Collateral Trustee or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Trustee, as Collateral Trustee for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the First Lien Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Trustee at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Trustee to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Trustee arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Trustee accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the First Lien Obligations, each Grantor shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Trustee to collect such deficiency. each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Trustee, that the Collateral Trustee has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the First Lien Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Trustee hereunder.

    (iii) Upon the occurrence and during the continuance of any Event of Default, the Collateral Trustee may sell the Collateral without giving any warranties as to the Collateral. The Collateral Trustee may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral.

    (iv) The Collateral Trustee shall have no obligation to marshall any of the Collateral.

    (v) Upon the occurrence and during the continuance of any Event of Default, the Collateral Trustee shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Collateral after notice to the Grantors, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Trustee, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

     (1) all amounts and proceeds (including checks and other instruments) received by any Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Trustee hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Trustee in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by the Section in this Agreement relating to Cash Proceeds (Section 8(d) hereof); and

     (2) Grantors shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

     (b)    Application of Proceeds. All proceeds received by the Collateral Trustee in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Trustee against, the First Lien Obligations in accordance with the Collateral Trust Agreement.

     (c)    Sales on Credit. If Collateral Trustee sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Trustee and applied to indebtedness of the Purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Trustee may resell the Collateral and Grantor shall be credited with proceeds of the sale.

     (d)    Cash & Cash Proceeds. If an Event of Default shall have occurred and be continuing, (1) the Collateral Trustee shall have the right to apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Trustee and (2) all Cash and Cash Proceeds shall be held by such Grantor in trust for the Collateral Trustee, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Trustee in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Trustee, if required) and held by the Collateral Trustee. All such funds from any Deposit Account, Cash and Cash Proceeds or any other Money held by the Collateral Trustee may, in the sole discretion of the Collateral Trustee, (A) be held by the Collateral Trustee for the ratable benefit of each Secured Party, as collateral security for the First Lien Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Trustee against the First Lien Obligations then due and owing in accordance with the Collateral Trust Agreement.

     (e)    Intellectual Property. In addition to the rights and remedies specified above, the following provisions shall also be applicable to Intellectual Property.

    (i) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

     (1) the Collateral Trustee shall have the right (but not the obligation) , upon one business day’s notice, or if necessary in the Collateral Trustee’s reasonable judgment to protect the Collateral, to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Trustee or otherwise, in the Collateral Trustee’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Trustee, do any and all lawful acts and execute any and all documents required by the Collateral Trustee in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Trustee as provided in the Section in this Agreement relating to indemnity and expenses in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Trustee shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor, subject to its exercise of its reasonable business judgment, agrees to use all commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement; and

     (2) upon written demand from the Collateral Trustee, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Trustee or such Collateral Trustee’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property, subject to Grantor’s retention of a non-exclusive license in such Intellectual Property as necessary for Grantor to continue to conduct its business, and shall execute and deliver to the Collateral Trustee such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

    (ii) Solely for the purpose of enabling the Collateral Trustee to exercise rights and remedies under this Section 7 and at such time as the Collateral Trustee shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Trustee, to the extent it has the right to do so, an irrevocable, nonexclusive worldwide license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of the Trademark Owner to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now or hereafter owned by or licensed to such Grantor.

     Section 8.    COLLATERAL TRUSTEE.

     The Collateral Trustee has been appointed to act as Collateral Trustee hereunder by each Secured Party either pursuant to the Secured Debt Documents or by their acceptance of the benefits hereof. The Collateral Trustee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Collateral Trust Agreement. Without the written consent of the Collateral Trustee that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would release all or substantially all of the Collateral except as expressly provided herein. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Trustee for the benefit of each Secured Party in accordance with the terms of this Section and the Collateral Trustee. Collateral Trustee may resign or be removed and be replaced in accordance with the Collateral Trust Agreement.

     The Collateral Trustee’s Liens on the Collateral will be released automatically with no further action on the part of any Person:

(1)	in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2)	as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of Ziff Davis in a transaction or other circumstance that complies with the “Asset Sale” provisions of the indenture and is permitted by all of the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.01 of the Indenture;

(3)	as to a release of less than all or substantially all of the Collateral, if consent to the release of all Secured Liens on such Collateral has been given by an Act of Required Debtholders; and

(4)	as to a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) the Company has delivered an officers’ certificate to the Collateral Trustee certifying that all such necessary consents have been obtained.

          Section 9.    CONTINUING SECURITY INTEREST; TRANSFER OF FIRST LIEN OBLIGATIONS

          This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until this Agreement is terminated and Collateral released from the security interest in accordance with the Collateral Trust Agreement. Any other contingent obligation included in the First Lien Obligations shall be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Trustee hereunder, to the benefit of the Collateral Trustee and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Secured Debt Documents, each Secured Party may assign or otherwise transfer any First Lien Obligations held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to each Secured Party herein or otherwise.

          Subject to subsections (b), (c) and (d) of Section 10.03 of the Indenture, Collateral may be released from the Lien and security interest created by the Security Agreements at any time or from time to time in accordance with the provisions of the Security Agreements. In addition, upon the request of the Company pursuant to an Officers’ Certificate certifying that all conditions precedent hereunder have been met and stating whether or not such release is in connection with an Asset Sale and (at the sole cost and expense of the Company) the Collateral Trustee will release Collateral that is sold, conveyed or disposed of in compliance with the provisions of the Indenture; provided that if such sale, conveyance or disposition constitutes an Asset Sale, the Company will apply the Net Proceeds in accordance with Section 4.10 of the Indenture. Upon receipt of such Officers’ Certificate the Collateral Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to the Indenture or the Security Agreements.

     (i) No Collateral may be affirmatively released from the Lien and security interest created by the Security Agreements pursuant to the provisions of the Security Agreements unless the certificate required by Section 10.03 of the Indenture has been delivered to the Collateral Trustee.

     (ii) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Trustee, no release of Collateral pursuant to the provisions of the Security Agreements will be effective as against the Holders of Notes (as defined in the Indenture).

     (iii) The release of any Collateral from the terms of the Indenture and the Security Agreements will not be deemed to impair the security under the Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Agreements. To the extent applicable, the Company will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Security Agreements and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Agreements, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Company except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Trustee (as defined in the Indenture) and the Collateral Trustee in the exercise of reasonable care.

     Section 10.    STANDARD OF CARE; COLLATERAL TRUSTEE MAY PERFORM.

     The powers conferred on the Collateral Trustee hereunder are solely to protect its interest in the Collateral and the interests of the Secured Parties and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Trustee shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Trustee shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Trustee accords its own property. Neither the Collateral Trustee nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Trustee may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Trustee incurred in connection therewith shall be payable by each Grantor and pending such payment shall be included in the obligations secured hereby.

     Section 11.    INDEMNITY AND EXPENSES.

     (i) Each Grantor agrees to indemnify each Indemnitee in accordance with the Collateral Trust Agreement.

     (ii) Expenses. Each Grantor agrees to pay promptly all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Trustee, for the benefit of each Secured Party pursuant hereto, including search, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Collateral Trustee and of counsel providing any opinions that Collateral Trustee may request in respect of the Collateral or the Liens created pursuant to the Security Documents; all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Trustee and its counsel) in connection with the custody or preservation of any of the Collateral; and after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Collateral Trustee in enforcing any First Lien Obligations of or in collecting any payments due from any Grantor hereunder or under the other Secured Debt Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

     Section 12.    MISCELLANEOUS.

     (a)    Notices. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 7.6 of the Collateral Trust Agreement.

     (b)    Amendments and Waivers.

     (i) Collateral Trustee’s Consent. Subject to Section 7.1 of the Collateral Trust Agreement no amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Grantor therefrom, shall in any event be effective without the written concurrence of the Collateral Trustee.

     (ii) No Waiver; Remedies Cumulative. No failure or delay on the part of the Collateral Trustee in the exercise of any power, right or privilege hereunder or under any other Secured Debt Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights, powers and remedies existing under this Agreement and the other Secured Debt Documents are cumulative, and not exclusive of, any rights or remedies otherwise available. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

     (c)    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns including all persons who become bound as debtor to this Agreement. No Grantor shall, without the prior written consent of the Collateral Trustee, assign any right, duty or obligation hereunder.

     (d)    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     (e)    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof.

     (f)    Marshaling; Payments Set Aside. Collateral Trustee shall not be under any obligation to marshal any assets in favor of any Grantor or any other Person or against or in payment of any or all of the First Lien Obligations.

     (g)    Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     (h)    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

     (i)    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

     (j)    CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 7.6 OF THE COLLATERAL TRUST AGREEMENT; AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND AGREES COLLATERAL TRUSTEE RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

     (k)    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER SECURED DEBT DOCUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH

PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 13(K) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     (l)    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     (m)    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Grantors and the Collateral Trustee of written or telephonic notification of such execution and authorization of delivery thereof.

     (n)    Entire Agreement. This Agreement and the other Secured Debt Documents embody the entire agreement and understanding between Grantors and the Collateral Trustee and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Secured Debt Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

     IN WITNESS WHEREOF, each Grantor and the Collateral Trustee have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ZIFF DAVIS MEDIA INC.

By:	/s/ Bart Catalane

Name: Bart W. Catalane
Title: President and Chief Operating Officer

ZIFF DAVIS PUBLISHING HOLDINGS INC.

By:	/s/ Bart Catalane

Name: Bart W. Catalane
Title: President and Chief Operating Officer

ZIFF DAVIS PUBLISHING INC.

By:	/s/ Bart Catalane

Name: Bart W. Catalane
Title: President and Chief Operating Officer

ZIFF DAVIS DEVELOPMENT INC.

By:	/s/ Bart Catalane

Name: Bart W. Catalane
Title: President and Chief Operating Officer

ZIFF DAVIS INTERNET INC.

By:	/s/ Bart Catalane

Name: Bart W. Catalane
Title: President and Chief Operating Officer

S-VII-1

U.S. BANK NATIONAL ASSOCIATION, as Collateral Trustee

By:	/s/ Richard Prokosch

Name: Richard Prokosch
Title: Trust Officer

S-VII-2

EXHIBIT A

PLEDGE SUPPLEMENT

     This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR OR GRANTORS] a [NAME OF STATE OF INCORPORATION] [Corporation] (the “Grantor”) pursuant to the Pledge and Security Agreement, dated as of [mm/dd/yy] (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among [NAME OF COMPANY], the other Debtors named therein, and [NAME OF COLLATERAL TRUSTEE], as the Collateral Trustee. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

     [The][Each] Grantor hereby confirms the grant to the Collateral Trustee set forth in the Security Agreement of, and does hereby grant to the Collateral Trustee, a security interest in all of such Grantor’s right, title and interest in and to all [Investment Related Property][Letter of Credit Rights] including, without limitation, those specified on the Schedule attached hereto and agrees that such attached schedule shall supplement and become a part of Schedule [III][V] to the Security Agreement. Grantor represents and warrants that the attached Schedule is a true and correct list of all [Investment Related Property][Letter of Credit Rights] in which it has rights and that it has complied with all provisions of the Security Agreement relating thereto and that the Collateral Trustee has a valid, perfected first priority security interest therein.

     IN WITNESS WHEREOF, New Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:

Name:
Title:

EXHIBIT B

JOINDER AGREEMENT

     This JOINDER AGREEMENT, dated [mm/dd/yy], is delivered by [NAME OF NEW GRANTOR] a [NAME OF STATE OF INCORPORATION] [Corporation] (the “New Grantor”) pursuant to the Pledge and Security Agreement, dated as of [mm/dd/yy] (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among [NAME OF COMPANY], the other Debtors named therein, and [NAME OF COLLATERAL TRUSTEE], as the Collateral Trustee. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

     New Grantor hereby confirms the grant to the Collateral Trustee set forth in the Security Agreement of, and does hereby grant to the Collateral Trustee, a security interest in all of New Grantor’s right, Title and interest in and to all Collateral to secure the First Lien Obligations, in each case whether now or hereafter existing or in which New Grantor now has or hereafter acquires an interest and wherever the same may be located. From and after the date hereof, New Grantor shall be a “Grantor” for all purposes of the Security Agreement. New Grantor hereby makes all of the representations and warranties set forth in the Security Agreement. New Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.

     IN WITNESS WHEREOF, New Grantor has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF NEW GRANTOR]

By:

Name:
Title: